Exhibit 10.3
CVR PARTNERS, LP
2025 LONG-TERM INCENTIVE PLAN
EMPLOYEE PHANTOM UNIT AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of the [ ] day of [ ], 20[ ] (the “Grant Date”), between CVR Partners, LP, a Delaware limited partnership (the “Partnership”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the board of directors (the “Board”) of CVR GP, LLC, a Delaware limited liability company (the “General Partner”), has adopted the CVR Partners, LP 2025 Long-Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain of the Partnership’s and its Subsidiaries’ and Parents’ employees, officers, consultants and directors; and

    WHEREAS, the Board or the Committee, as applicable, on behalf of the employing entity of the Grantee, has authorized the grant of Phantom Units to the Grantee as provided herein.

    NOW, THEREFORE, the parties hereto agree as follows:

1.    Grant of Phantom Units.

(a)    The Partnership hereby grants to the Grantee, and the Grantee hereby accepts from the Partnership on the terms and conditions set forth in this Agreement, an award of <<UNITS>> Phantom Units. Subject to the terms of this Agreement, each Phantom Unit represents the right of the Grantee to receive, if such Phantom Unit becomes vested, one Unit for each Phantom Unit or a cash payment equal to the average closing price of the Units for the 10 business days preceding the applicable Vesting Date (as defined below), as determined by the Board in its sole discretion and pursuant to Section 2 or Section 3(a). In the event that any Phantom Units are settled in cash, references to Units herein are solely for purposes of calculating the cash payout to be awarded to the Grantee in accordance with this Agreement and the Plan, and does not create any separate rights with respect to Units or otherwise.

(b)    This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.    Vesting Date.

        The Phantom Units are unvested on and after the Grant Date and shall vest, with respect to thirty-three and one-third percent (33 – 1/3%) of the total number of Phantom Units granted hereunder, on [ ], [ ] and [ ] (each such date, a “Vesting Date”), provided the Grantee continues to serve as an employee of the Partnership or its Subsidiaries or Parents through the applicable Vesting Date.
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3.     Termination of Employment.

(a)     In the event of the Grantee’s termination of employment with the Partnership or one of its Subsidiaries or Parents prior to any Vesting Date by reason of his or her death or Disability, then any Phantom Units scheduled to vest within twelve months from the date on which such event occurs shall become immediately vested, and all other Phantom Units shall be deemed forfeited and the Grantee shall have no rights with respect thereto.

(b)    Any Phantom Units that do not become vested in connection with the Grantee’s termination of employment in accordance with Section 3(a) of this Agreement shall be forfeited immediately upon the Grantee’s termination of employment.

        (c)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Partnership or its Subsidiaries or Parents the Grantee is a specified employee (as defined in Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following the earlier of the expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h). For purposes of applying Section 409A of the Code to this Agreement (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Grantee may be entitled to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

    4.    Distribution Equivalent Rights

        The Partnership hereby grants to the Grantee, and the Grantee hereby accepts from the Partnership, one Distribution Equivalent Right for each Phantom Unit granted herein equal to the cash value of all distributions declared and paid by the Partnership on Units from the Grant Date to and including the Vesting Date, which cash value will be held uninvested and without interest, except that with respect to any distributions declared and paid by the Partnership in the form of Units, in lieu of crediting the cash value of such distribution, the Board or Committee may determine in its sole discretion, to credit a Distribution Equivalent Right that is based on the value of a Unit and represents the right to receive a Unit at the time of payment
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under Section 5 hereof. The reference to the cash value of such distributions is used herein solely to calculate the cash payout, if any, to be awarded in respect of such Distribution Equivalent Rights and does not create any separate rights with respect to the Distribution Equivalent Rights. The payment of Distribution Equivalent Rights will be deferred until and conditioned upon the underlying Phantom Units (whether in the form of Units or cash) becoming vested pursuant to Section 2 or 3 hereof. Upon each Vesting Date, Distribution Equivalent Rights on all vested Phantom Units, with no interest thereon, shall become payable to the Grantee in accordance with Section 5 hereof. Notwithstanding anything in this Section 4 to the contrary, the Board or the Committee may, in its sole discretion, elect to pay any Distribution Equivalent Right int eh form of Units (which may include fractional Units) and/or cash in accordance with Section 5 hereof.

    5.    Payment Date.

        Within 15 business days following (i) each Vesting Date, or (ii) if, prior to any Vesting Date, the Grantee’s termination of employment with the Partnership or its Subsidiaries or Parents under circumstances described in Section 3(a), the date of such termination of employment, the Partnership will deliver to the Grantee, as determined by the Board or the Committee in its sole discretion, either the number of Units or the cash payment, as applicable, underlying the Phantom Units and Distribution Equivalent Rights (if any) that become vested pursuant to Section 2 or 3 of this Agreement.

    6.    Non-transferability.

The Phantom Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated, other than by will or by the laws of descent or distribution. The Phantom Units shall not be subject to execution, attachment or other process.

7.    Incentive Compensation Recoupment.

(a)    In the event of a restatement of the Partnership’s (or any of its Subsidiaries’) financial results that would reduce (or would have reduced) the amount of any previously awarded Phantom Units to Grantee, any related outstanding Phantom Units will be cancelled or reduced accordingly as determined by the Board or Committee in its sole and absolute discretion. For Phantom Units that have been paid, the Grantee shall be obligated and required to pay over to the Partnership an amount equal to any gain realized by Grantee in respect of such Phantom Units.

    (b)     The Board or the Committee may at any time, in its sole and absolute discretion, cancel, declare forfeited, rescind, or require the return of any outstanding Phantom Units (or a portion thereof) upon the Board or Committee determining, at any time (whether before or after the Grant Date), that the Grantee has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Partnership or its Subsidiaries the right to terminate the Grantee’s employment for Cause. In addition, at any time following any payment in respect of the Phantom Units, the Board or
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Committee may, in its sole and absolute discretion, rescind any such payment and require the repayment of such amounts (or a portion thereof) upon the Board or Committee determining, at any time (whether before or after the payment date), that the Grantee has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Partnership or its Subsidiaries the right to terminate the Grantee’s employment for Cause.

    (c)    The Board’s or Committee’s determination that the Grantee has engaged in misconduct (including by omission), or that an event or condition has occurred, which, in each case, would have given the Partnership or its Subsidiaries the right to terminate the Grantee’s employment for Cause, and its decision to require rescission of any payment made in respect of the Phantom Units, shall be conclusive, binding, and final on all parties. The Board’s or Committee’s determination that the Grantee has violated the terms of this Agreement (or any other agreement between Grantee and the Partnership or any of its affiliates), and the Board’s or Committee’s decision to cancel, declare forfeited, or rescind the Phantom Units (or any portion thereof) or to require rescission of any payment made in respect thereof shall be conclusive, binding, and final on all parties. In connection with any cancellation, forfeiture or rescission contemplated by this Section 7, the terms of repayment by the Grantee shall be determined in the Board’s and/or Committee’s sole and absolute discretion, which may include, among other terms, the repayment being required to be made (i) in one or more installments or payroll deductions or deducted from future bonus payments or (ii) immediately in a lump sum in the event that the Grantee incurs a termination of employment.

    (d)    To the extent not prohibited under applicable law, the Partnership, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to the Grantee from the Partnership (or any of its affiliates) in satisfaction of any repayment obligation of the Grantee hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of, Section 409A of the Code.

        (e)    The Phantom Units granted hereunder are subject to the Partnership’s Policy for the Recovery of Erroneously Awarded Compensation and any other “clawback” and/or “recoupment” policy approved by the Board from time to time (collectively, the “Clawback Policies”). The Grantee’s execution of this Agreement constitutes the Grantee’s acknowledgment that the Grantee may be subject to recoupment to the extent provided in such Clawback Policies.

    8.    No Right to Continued Employment.

        Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Partnership or any of its Subsidiaries or Parents, nor shall this Agreement or the Plan interfere in any way with the right of the Partnership and its Subsidiaries and Parents to terminate the Grantee’s employment therewith at any time.
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    9.    Withholding of Taxes.

    The Grantee shall pay to the Partnership, or the Partnership and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting or payment of the Phantom Units. The Partnership shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

    10.    Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

11.    Modification of Agreement.
This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto; provided, however, that the Partnership may modify or amend this Agreement without the written consent of the Grantee to the extent that such action is necessary for compliance with an applicable law, regulation or exchange requirement that impacts this Agreement. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

12.    Severability.
Should any provision of this Agreement or the Plan be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement or the Plan, as applicable, shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

14.    Entire Understanding.
This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.
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15.    Rights as Equity Holder.
        In no event whatsoever shall the Grantee possess any incidents of ownership in any equity of the Partnership with respect to the Phantom Units granted hereunder unless and until any such Phantom Units are settled in Units. Notwithstanding any provision herein to the contrary, the Partnership has no obligation to deliver any Units except as may be determined in the sole discretion of the Board or the Committee.

16.    Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Partnership. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Partnership under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

    17.    Unfunded Status.

The Phantom Units constitute an unfunded and unsecured promise of the Partnership to deliver (or cause to be delivered) to the Grantee, subject to the terms and conditions of this Agreement, Units or cash, as applicable, on the applicable Vesting Date for the applicable portion of such Phantom Units as provided herein. By accepting this grant of Phantom Units, the Grantee understands that this grant does not confer any legal or equitable right (other than those constituting the Phantom Units) against the Partnership or any of its Affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Partnership or any of its Affiliates. The rights of the Grantee (or any person claiming through the Grantee) under this Agreement shall be solely those of an unsecured general creditor of the Partnership.

18.    Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board or the Committee (in its sole and absolute discretion). Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Partnership for all purposes.

[signature page follows]
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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR PARTNERS, LP By: CVR GP, LLC, its general partner	GRANTEE
__________________________________ By: Title:	______________________________ Name:

[Signature Page to Phantom Unit Agreement]